Exhibit 4.4

[FORM OF NOTICE TO STOCKHOLDERS]

PRO-PHARMACEUTICALS, INC.

NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS

Up to [            ] Shares of Common Stock and Series C Common Stock

Purchase Warrants to purchase an additional [            ] Shares of Common

Stock Issuable Upon Exercise of Rights to Subscribe for Such Shares at $[    ] per Share

Enclosed for your consideration is a prospectus, dated November [    ], 2008 (the “Prospectus”), relating to the offering by Pro-Pharmaceuticals, Inc. (the “Company”) of subscription rights (the “Rights Offering”) to purchase (i) shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) transferable Series C Common Stock purchase warrants to purchase additional shares of the Common Stock (“Warrants”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on November [    ], 2008 (the “Record Date”).

Pursuant to the offering, the Company is issuing Rights to subscribe for up to [            ] shares of the Company’s Common Stock and [            ] Warrants, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on November [    ], 2008 and ends at 5:00 p.m., New York City time, on December [    ], 2008, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Common Stock is presently traded on the NYSE Alternext US under the symbol “PRW”. Neither the Rights nor the Warrants underlying the Rights will be listed for trading on any stock exchange or market or on the OTC Bulletin Board. The Warrants, but not the Rights, may be sold, transferred or assigned. The Company expects the Rights and Warrants will be exercisable for shares of Common Stock listed on the NYSE Alternext US or the OTC Bulletin Board. In addition, the Warrants will be governed by a Warrant Agreement between the Company and Continental Stock Transfer & Trust Company.

As described in the Prospectus, Record Date Stockholders will receive one (1) Right for each share of Common Stock owned on the Record Date.

Each Right entitles the holder (the “Rights Holders”) to purchase: (i) one share of Common Stock at the subscription price of $[    ] per share and (ii) one Warrant that entitles the Rights Holder to purchase one share of Common Stock (the “Basic Subscription Right”). Each Warrant will be immediately exercisable following issuance through November [    ], 2009 to purchase one share of Common Stock at 125% of the price of the Basic Subscription Right, or $[            ] per share. If during the term of the Warrant the closing price of the Common Stock is equal to or greater than 400% of the warrant exercise price, or $[            ] per share, for at least ten consecutive trading days, the Company may call, or cancel any outstanding Warrants that are not exercised during the 15 trading day period following the date the Company gives notice to the holders of the remaining unexercised warrants.

Rights Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional shares and warrants that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Right” and together with the Basic Subscription Right, the “Rights”). Each Over-Subscription Right entitles the holder to subscribe for an additional amount equal to up to 400% of the shares of Common Stock and Warrants for which such holder was otherwise entitled to subscribe (calculated prior to the exercise of any rights). If sufficient remaining shares of Common Stock and Warrants are available, all over-subscription requests will be honored in full. If requests for shares of Common Stock and Warrants pursuant to the Over-Subscription Right exceed the remaining shares of Common Stock and Warrants available, the remaining shares of Common Stock and Warrants will be allocated pro-rata among Rights Holders who over-subscribe based on the number of Rights then held. Rights may only be exercised for whole numbers of shares; no fractional shares of Common Stock will be issued in the Rights Offering.

The rights will be evidenced by subscription rights certificates (the “Subscription Certificates”).

Enclosed are copies of the following documents:

1.	Prospectus, dated November [ ], 2008;

2.	Subscription Certificate; and

3.	A return envelope, addressed to Continental Stock Transfer & Trust Company (the “Subscription Agent”).

Your prompt attention is requested. To exercise your Rights, you should properly complete and sign the Subscription Certificate and forward it, with payment of the subscription price in full for each share of Common Stock and the Warrants subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right to the Subscription Agent, as indicated on the Subscription Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

You will have no right to rescind your subscription after receipt of your payment of the subscription price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MACKENZIE PARTNERS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 322-2885.